Exhibit 10.8

Annual Leadership Bonus Program (“Bonus Program”)
for Essent Group Ltd. and its subsidiaries
adopted February 10, 2016
1. How the Bonus Program Works:

a)	Who may Participate in the Leadership Bonus Program and Be Considered for Bonus Payments?

i)	All Essent Group Ltd and its subsidiaries (“Company” or “Essent”) Senior Vice Presidents and above and other employees designated in writing as eligible to participate in the Bonus Program, who:

(1)
Are employed by the Company on or before October 31 of such Fiscal Year (and if hired on or after February 1 of such Fiscal Year, a Participant may participate in the Bonus Program for such Fiscal Year on a pro rata basis calculated as of the first day of the month in which employment commenced);

(2)	Are eligible to participate in the Essent Group Ltd. 2013 Long-Term Incentive Plan (the “2013 LTIP”);

(3)	Are not on any form of written corrective counseling at the time payments are made; and

(4)	Are employed by Essent on the date the cash bonus payment is made.

b)	What is the Bonus Opportunity?

i)
Each Participant was provided with an annual Target Bonus expressed as a percentage of his or her base salary. This is typically documented in an offer letter or other writing signed by the President and CEO, or another authorized officer, of Essent.

c)	What Performance is Required for a Participant to be Eligible for a Bonus under the Bonus Plan?
Essent’s Bonus Program pays for performance. This means that both the Participant and the Company must meet minimum stated scores to qualify for a bonus. Essent utilizes scorecards for both Company and Participant performance to determine the potential size of the bonus payment. Each Participant’s bonus will be dependent on several factors.

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The first factor is the achievement of Corporate Objectives as determined by Essent’s Board of Directors. The Corporate Scorecard identifying the level of achievement of Corporate Objectives will be published by management.

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The second factor is based on the Participant’s overall performance rating on his/her Individual Scorecard (“Annual Performance Review Form”). The Annual Performance Review will take into consideration the level of the Participant’s achievement of Individual Objectives as well as other success factors. Each Participant will receive an Annual Performance Review in the first calendar quarter of each year reviewing the previous calendar year’s results. This process of combining both Company and individual achievement and rewarding success through the Bonus Program is designed to promote applicable desired conduct, including driving profitable business and balanced objectivity.

(1)	Company Performance Scorecard

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The company performance scorecard shall be approved by the Compensation Committee and distributed to Participant on an annual basis. In order for any payments to be made under the Bonus Program for a Fiscal Year, the weighted average score for all of the Corporate Objectives for that Fiscal Year must equal or exceed 2.5 (the “Company Score”).

•	Potential payment amounts increase as Essent’s weighted average scorecard score goes up.

(1)	Individual Performance Scorecard

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Each Participant will have an Annual Performance Review to determine the achievement of Individual Objectives and other success factors. Please see Exhibit B for a sample of an Annual Performance Review Form that may be used as a scorecard for the achievement of Individual Objectives and other success factors.

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In order for a Participant to receive a bonus under the Bonus Plan, he or she must have an overall Performance Review Rating of 3 or higher on Essent’s 5-point scale at the time bonuses are paid (“Individual Score”), plus a Company Score of at least 2.5.

•	As a Participant’s Individual Score increases, his/her potential to reach the “Target” bonus or above also increases.
(3) Weighting of Corporate and Individual Scores

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Each Participant has been assigned a weighting between the Company Score and Individual Score. Exhibit C provides an example of a possible correlation between the achievement of Company Score and Individual Score and its impact on the potential bonus awards. Actual weightings are communicated individually and are determined by position.

d) How and When are Bonus Payments Made?

i)	Timing:

(1)
Any cash payment in respect of a bonus awarded under the Bonus Program is scheduled to occur as soon as practicable following the close of Fiscal Year, but in any case on or before March 15th of the following year.

•	ii) Form of Bonus Payments -100% of any awarded bonus will be paid in cash (via check or direct) deposit, less all applicable taxes and deductions

(1)
iii) Necessary Approvals
The President and CEO together with the Compensation Committee (the “Compensation Committee”) and Board of Directors will review and approve all Participants’ awards under this Bonus Program.

(2)
The President and CEO’s awards under this Bonus Program are approved by the Compensation Committee and the Board of Directors. The Board of Directors has sole discretion and final review and approval authority over the award pool under the Bonus Program, and holds the responsibility for reviewing and approving recommended individual payments for all Participants. If a Participant in this Program satisfies the “Covered Employee” definition in the Essent Group Ltd. Annual Incentive Plan (the “Annual Plan”), this Program document will serve as administrative guidelines for the Compensation Committee to apply in determining the cash bonus payout for that employee under the Bonus Program.

2)	Who administers the Bonus Program?
Within the authority granted by the Compensation Committee, decisions are made by the Plan Administration Committee (“the Committee”), which is comprised of the President and CEO, the Chief Legal Officer and the Chief Financial Officer. Notwithstanding the foregoing, decisions with respect to awards under the Bonus Plan to the President and CEO are made solely by the Compensation Committee.
The Committee’s responsibilities include:

•	Providing information to the Compensation Committee and the Board of Directors;

•	Recommending eligibility rules, individual bonus target assignments and the relative weights of Company and Individual performance;

•	Establishing performance standards;

•	Adjusting financial accruals as necessary;

•	Facilitating the collection of aggregate and group payment recommendations for review by the President and CEO, according to the pool assigned by the Compensation Committee of the Board of Directors;

•	Reviewing and verifying all proposed payments before such payments are made;

•	Determining the extent to which internal transfers, promotions, changes in full-or-part-time status and approved leaves of absence impact accruals, targets and actual rewards; and

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Interpreting the Bonus Program document and establishing, adopting, or amending any provisions as are necessary for proper administration, consulting where appropriate with the Compensation Committee and Board of Directors.

3)	Important Details:

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Essent is an employer at will. Participation in the Bonus Program or any enhancement of the Bonus Program does not impact this fact in any way. Neither the Bonus Program nor any future enhancement will be deemed a contract for employment.

•	The Bonus Program and Exhibits hereto may be amended, suspended or terminated at any time without notice upon the approval of the Compensation Committee and Board of Directors.

•	Termination of Employment.

i.
If a Participant’s employment is terminated (voluntarily or involuntarily) prior to the awarding or payment of any bonus under the Bonus Program, the Participant will not be entitled to any award or payment under the Bonus Program.

ii.
If a Participant’s employment is terminated (voluntarily or involuntarily) prior to payment of an awarded bonus under the Bonus Program, the Participant will not be entitled to any award or payment under the Bonus Program and will forfeit any such payment.

•	The Committee and the Compensation Committee retain the right to make equitable judgments with regard to the awarding, funding and the distribution of awards under the Bonus Program.

•	Taxes and other deductions will be withheld as required by law and in compliance with Essent's internal policies. Cash payments will not be considered part of any Participant’s base salary.

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401(k) Savings Plan deductions will be taken at the Participant’s deferral rate in effect at the time of payment. Bonus payments are subject to all applicable laws and regulations and 401(k) plan laws requirements and constraints.

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Life Insurance and Other Benefits. Participant’s base salary will remain the basis for life insurance, accidental death and disability and long and short term disability. Any award under this Bonus Program will not increase the level of these benefits.

•	Leave of Absence. Participant’s bonus will be pro-rated for any time away from work for an approved leave of absence in excess of two weeks.

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409A Compliance. This Bonus Program is intended to comply with the short term deferral rule set forth in the regulations under section 409A of the Internal Revenue Code of 1986, as amended (“Code”) in order to avoid application of Section 409A to this Bonus Program. This Bonus Program shall be administered in accordance with Section 409A of the Code.

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Conflict. In the event of a conflict between the terms of this Bonus Program and the terms of a Participant’s individual employment or award agreement, the terms of the applicable employment or award agreement shall control.

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